[LETTERHEAD OF BROOKDALE LIVING COMMUNITIES, INC.]


FOR FURTHER INFORMATION:


AT THE COMPANY:                              AT EDELMAN PUBLIC RELATIONS:
Mark J. Schulte                              Kenneth G. Trantowski
President and Chief                          Executive Vice President &
Executive Officer                            General Manager
(312) 977-3700                               (312) 240-3000


FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 7, 1999


                    BROOKDALE LIVING COMMUNITIES CFO RESIGNS
             R. STANLEY YOUNG, 21 YEAR KPMG VETERAN, NAMED SUCCESSOR
             -------------------------------------------------------


Chicago, December 7, 1999 - Brookdale Living Communities, Inc., (NASDAQ: BLCI), a national provider of senior and assisted living services to the elderly, today announced the resignation of Darryl W. Copeland, Jr. from his positions as Executive Vice President, Chief Financial Officer and Director of Brookdale. Mr. Copeland has resigned to pursue other business interests, but he will continue to serve the company in a consulting capacity on an interim basis.

The Company also announced the appointment of R. Stanley Young to the positions of Executive Vice President, Chief Financial Officer and Treasurer. Mr. Young joined Brookdale in August of 1998 as Senior Vice President-Finance and Treasurer after a 21-year career, most recently as partner, at the assurance, tax and consulting firm of KPMG LLP.

"Stan Young's assumption of the Chief Financial Officer role provides us with a seamless transition," said Mark J. Schulte, President and Chief Executive Officer of Brookdale. "For the past year and a half, Stan has been immersed not only in Brookdale's financial operations, but has also overseen such key areas as management information systems and financial reporting."

Schulte continued; "Darryl Copeland's talents have been an asset to Brookdale, and under the terms of the consulting agreement, he will continue to have significant involvement with the Company."

Robert J. Rudnik, the Company's Executive Vice President and General Counsel, was elected by Brookdale's Board as a Director of the Company to fill the vacancy created by Mr. Copeland's resignation. Mr. Rudnik has been Brookdale's general counsel since formation of the Company.

The Company also announced that it purchased Mr. Copeland's option to purchase 100,000 shares of Brookdale stock from an affiliate of Brookdale for $1,250,000, and Brookdale exercised the option to purchase such shares for an aggregate purchase price of $1,000. Brookdale also purchased Mr. Copeland's option to purchase 25,000 shares of Brookdale stock from an affiliate of Brookdale for $75,000, and Brookdale exercised the option to purchase such shares for an aggregate purchase price of $272,722. The repurchased shares acquired at an average price of $12.79 per share, will be held in Brookdale's treasury or cancelled and reclassified as authorized and unissued shares.

Brookdale Living Communities, Inc. is a provider of senior and assisted living services to the elderly, with 22 facilities in 14 states containing an aggregate of approximately 4,813 units in up-scale urban and suburban communities.

This news release contains certain forward-looking statements. When used in this news release, the words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, such as the risks detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Mark J. Schulte, President and Chief Executive Officer, Brookdale Living Communities, Inc., 312-977-3700, or Kenneth G. Trantowski, Executive Vice President and General Manager, Edelman, 312-240-3000.